Exhibit 3.1

JANOVER INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Janover Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.	The name of the Corporation is Janover Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2021.

B.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates, and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.	The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Janover Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Blake Janover, a duly authorized officer of the Corporation, on January 3, 2022.

/s/ Blake Janover

Blake Janover,
Chairman of the Board

EXHIBIT A

I.

The name of this Corporation is Janover Inc. (hereinafter called the "Corporation').

II.

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Tatnall Building, # 104, City of Wilmington, County of New Castle, Delaware, Zip Code 19810; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.

III.

The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

(A) Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 110,000,000 shares. The authorized capital stock is divided into 100,000,000 shares of common stock having a par value of $0.00001 per share (hereinafter, the “Common Stock”) and 10,000,000 shares of preferred stock having a par value of $0.00001 per share (hereinafter, the “Preferred Stock”).

(B) Common Stock. All shares of Common Stock of the Company shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges. Except as otherwise provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the General Corporation Law of the State of Delaware, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor and shall have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

(C) Preferred Stock. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board") subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

1. The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

2. The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Common or Preferred Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

3. The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

4. Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

5. Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

6. Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

7. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

8. Any other powers, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences, if any, as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall be entitled to receive a preferred distribution and have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

(D) Designation of Series A Preferred Stock. The Certificate of Designation filed concurrently with these Amended and Restated Articles designating the Series A Preferred stock is annexed hereto.

(E) Exchange of Class A Common Stock and Class B Common Stock.

1.          Exchange of Class A Common Stock. Upon the effective time of the filing of this Amended and Restated Certificate of Incorporation, each one (1) share of the Corporation’s Class A Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the effective time is and shall be exchanged for one (1) fully paid, nonassessable share of Common Stock.

2.          Exchange of Class B Common Stock. Upon the effective time of the filing of this Amended and Restated Certificate of Incorporation, all 45,000,000 shares of the Corporation’s Class B Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the effective time is and shall be exchanged for 45,000,000 fully paid, nonassessable shares of Common Stock and 10,000 shares of the Corporation’s Series A Preferred Stock, created herewith.

V.

(A) Management by Board of Directors. The management of the business and the conduct of the affairs of the Corporation will be vested in its Board of Directors. The number of directors which will constitute the whole Board of Directors will be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

(B) No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled or distribute the stockholder 's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, will be entitled to so cumulate such stockholder's votes unless (1) the names of such candidate or candidates have been placed in nomination prior to the voting, and (2) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(C) Removal. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

(D) Empowerment Regarding Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders will also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders will require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

(A) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged Liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(B) The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(C) The Corporation shall indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(D) Limitation on Repeal of Article VI. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation's certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or otherwise related to the Corporation's internal affairs, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

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ANNEX TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JANOVER INC.

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

JANOVER INC.

Janover Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting duly held on January 3, 2022 adopted a resolution providing for the issuance of a series of One-Hundred Thousand (100,000) shares of Preferred Stock which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.00001 per share, authorized in Section IV of the Certificate of Incorporation, as amended (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Preferred Stock,” consisting of 100,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Company’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Holder” means individually a holder and collectively the holders of Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company’s Series A Preferred Stock (hereinafter the “Preferred Stock”) and the number of shares so designated shall be One-Hundred Thousand (100,000). Each share of Preferred Stock shall have a par value of $0.00001 per share and an initial stated value equal to $0.00001 per share (the “Stated Value”).

Section 3. RESERVED

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, Holders of the Preferred Stock will be entitled to vote with the Company’s Common Stockholders. Holders of the Series A Preferred Stock shall have ten thousand (10,000) votes per share when voting on matters with the Company’s Common Stockholders.

Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the holders of the Series A Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (ii) alter or amend this Certificate of Designation, (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) or otherwise senior to or pari passu with the Series A Preferred Stock, (iv) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Series A Preferred Stock, (v) increase the authorized or designated number of shares of Series A Preferred Stock, (vi) issue any additional shares of Series A Preferred Stock (including the reissuance of any shares of Series A Preferred Stock converted for Common Stock) or (vii) enter into any agreement with respect to the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company, an amount equal to the Stated Value.

Section 6. Miscellaneous.

a) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

c) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

 d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted or Redeemed Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock.

RESOLVED, FURTHER, that the Chairman of the Board of Directors, the Chief Executive Officer, President or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, JANOVER INC. has caused this Certificate to be signed by Blake Janover, its Chairman of the Board of Directors, on this 3rd day of January 2022.

/s/ Blake Janover
Blake Janover
Chairman of the Board of Directors